Exhibit 99.1

            Arrow Electronics Appoints John P. McMahon as Senior Vice
                      President, Corporate Human Resources


FOR IMMEDIATE RELEASE
---------------------

MELVILLE, N.Y. - February 15, 2007 - Arrow Electronics, Inc. (NYSE: ARW) today announced the appointment of John P. McMahon as senior vice president, Corporate Human Resources, effective March 12.

McMahon will have responsibility for Arrow's global human resources function, including compensation, benefits, talent management, professional development and human resources policy for the company's nearly 12,000 employees worldwide. He will be a member of the company's Executive Committee, and report to William
E. Mitchell, Arrow chairman, president and chief executive officer.

"We are delighted to welcome such a seasoned professional to Arrow. With 25 years of experience in human resources, John will be instrumental in formulating and implementing effective human resources policies and programs in support of our employees and businesses worldwide," said Mitchell. "John will create a framework that supports Arrow's short- and long-term growth and business strategy, which includes driving shared leadership to the next level of success."

Prior to joining Arrow, McMahon served as senior vice president and chief human resource officer at UMass Memorial Health Care System, the largest health care system in Central and Western Massachusetts. He held the position of senior vice president, Global Human Resources, at Fisher Scientific, a division of Thermo Fisher Scientific that provides laboratory equipment, chemicals, supplies and services, and at Terra Lycos, S.A., a provider of telecommunications and Internet services worldwide. Earlier in his career, McMahon held leadership roles in human resources at companies that included ITT Corporation, a world leader in engineering and manufacturing, and Raytheon Corporation, an industry leader in defense and aerospace systems.

McMahon holds a Master of Science degree in human resource management from Upsala College and a Bachelor of Science degree from Mercy College.

About Arrow Electronics
Arrow Electronics (www.arrow.com) is a major global provider of products, services and solutions to industrial and commercial users of electronic components and computer products. Headquartered in Melville, N.Y., Arrow serves as a supply channel partner for nearly 600 suppliers and more than 130,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 270 locations in 53 countries and territories.

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Investor Relations Contact:
Ira M. Birns
Vice President and Treasurer
Arrow Electronics, Inc.
631-847-1657
ibirns@arrow.com

Media Contact:
Jacqueline F. Strayer
Vice President, Corporate Communications
Arrow Electronics, Inc.
631-847-2101
jfstrayer@arrow.com


Source: Arrow Electronics, Inc.